ATTACHMENT "A"
                                       TO
                             THE FIRST AMENDMENT TO
                         THE ARTICLES OF INCORPORATION
                                       OF
                          PANGEA PETROLEUM CORPORATION
                                  ESTABLISHING
                   THE CORPORATION'S SERIES A PREFERRED STOCK

     It  is  hereby  certified  that:

     1. The name of the corporation (hereinafter called the "corporation") is Pangea Petroleum Corporation, a Colorado corporation.

     2. The articles of incorporation of the corporation authorizes the issuance of 10,000,000 shares of Preferred Stock of the par value of one-tenth of one cent ($0.001) per share, and expressly vests in the Board of Directors of the corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

     3. The Board of Directors of the corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series A issue of Preferred Stock:

     RESOLVED, that the Board of Directors of the Corporation hereby establishes the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of one million five hundred thousand (1,500,000) of the authorized shares of the preferred stock of the Corporation as follows:

          (1)     Designation.  One million five hundred thousand (1,500,000) of
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the  authorized  shares  of  the  preferred  stock of the corporation are hereby designated the "Convertible Series A Preferred Stock, $0.001 Par Value" (referred to hereinafter as the "Series A Preferred Stock").

     (2)     Voting  Rights.  Holders of Series A Preferred Stock shall have the
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right  to vote on all matters submitted to the corporation's stockholders.  With respect to all such matters, the holders of Series A Preferred Stock shall vote with the holders of the corporation's Common Stock as a single group. Each holder of Series A Preferred Stock shall have 5,000 votes (subject to the adjustment provided in (7) below) for each share of Series A Preferred Stock owned by such holder.

          (3)     Dividends.  Holders of Series A Preferred Stock shall have the
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right  to a dividend whenever the Board of Directors of the corporation lawfully declares a dividend on the corporation's Common Stock. In such event, the amount of the dividend with respect to each outstanding share of Series A Preferred Stock shall be 5,000 times (subject to the adjustment provided in (7) below) the dividend declared with respect to each outstanding share of the corporation's Common Stock.

          (4)     Redemption.  The holders of the Series A Preferred Stock shall
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not  be  entitled  to any right to have their shares of Series A Preferred Stock redeemed or otherwise repurchased by the corporation. The corporation shall not be entitled to any right to redeem or otherwise repurchase any shares of Series A Preferred Stock from any holder.

          (5)     Liquidation.  Up  any  voluntary  or  involuntary liquidation,
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dis-solution  or winding up of affairs of the corporation, the holders of Series
A Preferred Stock and the holders of the corporation's Common Stock shall share as a single group in the net assets of the corporation remaining after the satisfaction of prior claims, and costs and expenses relating to such event; provided, however, that the amount of net assets distributed with respect to each outstanding share of Series A Preferred Stock shall be 5,000 times (subject to the adjustment provided in (7) below) the amount of net assets distributed with respect to each outstanding share of the corporation's Common Stock

(6)     Conversion.
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(a)     The holders of the Series A Preferred Stock shall not be entitled to any right to convert voluntarily their shares of Series A Preferred Stock into shares of the corporation's Common Stock.

          (b) Each share of the Series A Preferred Stock shall automatically, without any requirement on the part of the holder thereof, convert into 5,000 shares of the corporation's Common Stock (subject to the adjustment provided in (7) below) upon a reverse stock split of the corporation's Common Stock in which at least 100 shares or more shall be combined into one share. As soon as possible upon any automatic conversion of the Series A Preferred Stock pursuant to this paragraph or otherwise, written notice shall be given to the former holders thereof. After such notice is given, and notwithstanding that any certificates for the Series A Preferred Stock have not been surrendered, the shares of the Series A Preferred Stock represented thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall cease and terminate, except any rights of the holder to receive the shares of Common Stock to which such holder is entitled upon conversion. Within ten days after notice is given to the former holders of the Series A Preferred Stock, such holders shall surrender the one or more certificates representing such shares, accompanied (if so required by the corporation) by the proper instrument or instruments of transfer, in form satisfactory to the corporation, duly executed by the registered holder thereof or by such holder's attorney duly authorized in writing, together with any requisite Federal, state or local transfer taxes, to the corpora-tion at its principal executive office.

          (c) No fractional shares of Common Stock shall be issued upon conversion of any shares of the Series A Preferred Stock. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of any shares of the Series A Preferred Stock shall be rounded up to one whole common share.

          (7)     Adjustments.
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          (a)     For  all  purposes  hereof,  each of the following shall be an
"Affected  Item:"

               (i) The number of votes per each share of Series A Preferred Stock that each holder thereof has in accordance with (2) above;

               (ii) The multiple by which the amount of the dividend with respect to each outstanding share of Series A Preferred Stock exceeds the amount of the dividend with respect to each outstanding share of Common Stock in accordance with (3) above;

(iii) The multiple by which the amount of the net assets distributed with respect to each outstanding share of Series A Preferred Stock exceeds the amount of the net assets distributed with respect to each outstanding share of Common Stock in accordance with (5) above; and

               (iv) The number of shares of the corporation's Common Stock in which each share of Series A Preferred Stock shall automatically convert in accordance with (6)(b) above.

          (b) If the outstanding shares of the corporation's Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, then each Affected Item in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately increased. If the outstanding shares of the corporation's Common Stock shall be combined into a smaller number of shares, then each Affected Item in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately reduced.

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     4.     The  articles of incorporation of the corporation are hereby amended to add the receding provisions regarding the designation, preferences, limitations and relative rights of the corporation's Series A Preferred Stock.

     5. The corporation's Board of Directors duly adopted this amendment on December 31, 2008 in accordance with Section 7-106-102 of the Colorado Business Corporation Act.

Signed  on  December  31,  2008

By:  /s/  Alan  Premel

                              Name:  Alan  Premel

                              Title:  President